Exhibit 15.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of NLS Pharmaceutics Ltd. On Forms F-3 (File Nos. 333-284696, 333-284811, 333-282788, 333-262489, 333-268690 and 333-269220) of our report dated May 16, 2025, with respect to our audit of the consolidated financial statements of NLS Pharmaceutics Ltd. for the year ended December 31, 2024, which report is included in this Annual Report on Form 20-F of NLS Pharmaceutics Ltd. for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

New York, NY

May 16, 2025